EXHIBIT 99.1

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                     CONSOLIDATED GRAPHICS TO ACQUIRE
                   THE GRAPHICS GROUP OF DALLAS, TEXAS

     HOUSTON, TEXAS - September 22, 1998 - Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire The Graphics Group of Dallas, Texas. Founded in 1946, the Graphics Group is a leading graphic arts service provider in the Southwest, serving corporations, leading advertising and design firms, and marketing and communication professionals. Jan Brans, President of The Graphics Group, will continue with the company upon completion of the transaction. Representing the seller in the transaction was Bill Crowley of Hardie & Crowley, LLC located in Austin, Texas. Other terms were not disclosed.

     Mr. Brans said, "Access to the latest equipment and technology has become more important as companies compete to provide a full range of graphic arts services to their customers. With Consolidated Graphics, we will be better able to stay ahead of new printing industry technology as it is developed. This will benefit our customers, our employees and our prospects for future growth."

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics commented, "The Graphics Group has been operating successfully for over a half-century in the eighth largest print market in the nation. This transaction adds another strong company to our group while expanding our presence in this important market."

     Consolidated Graphics is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 48 companies nationwide with annualized revenues in excess of $560 million.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Consolidated Graphics expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics filings with the Securities and Exchange Commission.

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